Exhibit 99.1

Civitas Resources, Inc. Reports Third Quarter 2024 Results

Return of capital to shareholders and debt reduction benefiting from 2H24 production and free cash flow increase

DENVER — November 7, 2024 - Civitas Resources, Inc. (NYSE: CIVI) (the "Company" or "Civitas") today reported its third quarter 2024 financial and operating results. A webcast and conference call is planned for 7 a.m. MT (9 a.m. ET) on Friday, November 8, 2024. Participation details are available in this release, and supplemental earnings materials can be accessed on the Company's website, www.civitasresources.com.
Key Third Quarter 2024 Results

	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2024
Net Income ($MM)	$295.8	$687.6
Adjusted Net Income ($MM)(1)	$195.8	$670.5
Operating Cash Flow ($MM)	$835.0	$2,007.2
Adjusted EBITDAX ($MM)(1)	$910.1	$2,756.4
Sales Volumes (MBoe/d)	348.1	342.2
Oil Volumes (MBbl/d)	159.0	156.8
Capital Expenditures ($MM)	$438.4	$1,654.4
Adjusted Free Cash Flow ($MM)(1)	$366.3	$747.4
(1) Non-GAAP financial measure; see attached schedules at the end of this release for reconciliations to the most directly comparable GAAP financial measures.
Additional Highlights
•Return of capital totaled $227 million, including $149 million in dividends (second quarter dividend paid in September) and $78 million in share repurchases. Rather than declaring a third quarter variable dividend, the Company has allocated 100% of its third quarter variable return of capital to share repurchases.
•Reduced total debt (inclusive of deferred Vencer acquisition payment) with cash payments of $88 million. Financial liquidity at the end of the third quarter totaled more than $1.4 billion, comprised of cash on hand and available borrowing capacity under the Company's credit facility.
•Fourth quarter oil volumes are anticipated to increase 3% from the third quarter, with October 2024 oil production averaging 165 MBbl/d.
•Average two-mile Midland Basin Wolfcamp A/B well costs (drilling, completion and equipment) have been reduced to $740 per lateral foot, a 13% decrease from the beginning of the year.
•Commenced production on 16 Wolfcamp D wells in the Midland Basin year-to-date, with higher than anticipated productivity. These results expand the economic competitiveness of the Wolfcamp D across Civitas' acreage position.
•Year-to-date, the Company has added more than 75 gross locations in the Delaware and Midland Basins through multiple "ground game" transactions. In addition, via several land trades and acreage swaps, Civitas has significantly extended lateral footage on near-term core developments in the Permian Basin.

Civitas Resources, Inc.	1

•Four-mile laterals in the DJ Basin are performing above expectation, with the Blue 4AH well producing a state-record 165 thousand barrels of oil in its initial 90 days.
•Received approval by Colorado’s Energy and Carbon Management Commission of the Lowry Ranch Comprehensive Area Plan within the Watkins development area of the DJ Basin.
Management Quote
“We’ve accomplished great things in 2024, including rapidly integrating new assets, delivering sustainable capital efficiency gains, proving up new zones for future development, and capturing additional inventory that expands our runway of high-return opportunities,” said President and CEO Chris Doyle. “Our Board's recent action to further prioritize the balance sheet and share repurchases was well-timed, and we have been aggressively repurchasing our stock, while also reducing debt. As we look to 2025, we are focused on generating significant free cash flow, reducing leverage, and returning capital to shareholders. Our high-quality assets, with positions of scale in the lowest-cost oil basins in the U.S, strong capital discipline, and top-tier execution, position us well to create value in 2025 and beyond.”
Third Quarter 2024 Financial and Operating Results
Crude oil, natural gas, and natural gas liquids ("NGL") sales for the third quarter of 2024 were $1.3 billion, with crude oil representing 87% of total revenue.
Sales volumes increased quarter over quarter to 348 MBoe/d, with increases in both the Permian and DJ Basins. Oil volumes were approximately 3% higher sequentially (adjusted for previously-announced non-core divestments), primarily due to new wells commencing production in the period. Third quarter oil volumes were impacted approximately 2 MBbl/d as a result of temporary third-party facility downtime in the DJ Basin and water takeaway constraints in the Permian Basin.
In the third quarter of 2024, differentials for the Company's crude oil and natural gas averaged a premium of $0.42 per barrel and a reduction of $1.98 per thousand cubic feet from the respective index prices. Crude oil realizations continue to benefit from strong values received for Niobrara-quality oil production in the DJ Basin, as well as higher WTI-Midland pricing. Natural gas differentials remained weak for Permian Waha basis, and the Company's NGL realizations averaged 26% of WTI crude oil in the third quarter of 2024.

Civitas Resources, Inc.	2

The following table presents crude oil, natural gas, and NGL sales volumes by operating region as well as consolidated average sales prices for the periods presented:

	Three Months Ended
	September 30, 2024	June 30, 2024
Average sales volumes per day
Crude oil (Bbls/d)
DJ Basin	70,674	67,846
Permian Basin	88,326	87,495
Total	159,000	155,341
Natural gas (Mcf/d)
DJ Basin	311,370	315,308
Permian Basin	291,630	282,659
Total	603,000	597,967
Natural gas liquids (Bbls/d)
DJ Basin	36,804	36,648
Permian Basin	51,815	51,220
Total	88,619	87,868
Average sales volumes per day (Boe/d)
DJ Basin	159,370	157,044
Permian Basin	188,750	185,824
Total	348,120	342,868

Average sales prices (before derivatives):
Crude oil (per Bbl)	$75.46	$80.27
Natural gas (per Mcf)	$0.17	$0.17
Natural gas liquids (per Bbl)	$19.38	$20.94
Total (per Boe)	$39.70	$42.03
Realized hedging gains totaled $18 million for the third quarter of 2024, comprised of a $29 million gain from natural gas index and Waha basis swaps and an $11 million loss from crude oil hedges. The Company has added a number of new 2025 oil hedges, as well as new gas hedges (including basis swaps) for 2025 and 2026. An updated listing of derivative positions can be found in the Company's supplemental earnings materials posted on the Company's website.
Total cash operating expense, including lease operating expense, gathering, transportation and processing expenses, midstream operating expense, as well as cash general and administrative (a non-GAAP measure(1)), for the third quarter of 2024 was $9.32 per BOE, in line with expectations. Severance and ad valorem tax expense was lower than anticipated as a result of a refinement in rates in the taxing districts where the Company operates.
Depreciation, depletion and amortization was $16.36 per BOE for the third quarter, lower than the second quarter of 2024, primarily as a result of timing differences between the recording of capital investments and reserve additions.
Interest expense of $118 million, which includes amortization on the remaining deferred Vencer acquisition payment, was in line with expectation. The Company's effective tax rate for the quarter was 24%, with all of the amount deferred.
(1) Non-GAAP financial measure; see attached schedules at the end of this release for reconciliations to the most directly comparable GAAP financial measure.

Civitas Resources, Inc.	3

Third Quarter Efficiency Gains Driving Accelerated Activity
Capital expenditures for the third quarter totaled $438 million, above expectation as a result of continued efficiency gains delivering accelerated drilling and completion activity, as well as accelerated facility spend for upcoming large pads in both basins. During the third quarter, the Company drilled, completed, and turned to sales 26, 19, and 30 gross operated wells (24, 17, and 28 net), respectively, in the Permian Basin, and 14, 29, and 40 gross operated wells (13, 26, and 34 net), respectively, in the DJ Basin. The Company's average completed lateral length during the quarter was approximately 2 miles.
The following table presents capital expenditures by operating region:

	Three Months Ended
	September 30, 2024	June 30, 2024
Capital expenditures (in thousands)
DJ Basin	$208,530	$264,402
Permian Basin	228,910	302,587
Other/Corporate	951	(480)
Total	$438,391	$566,509
Return of Capital Focused on Share Buybacks and Debt Reduction
In July 2024, the Company's Board of Directors enhanced Civitas' shareholder return program to add flexibility in the way it returns capital to shareholders and to further advance the Company's balance sheet initiatives. The Company's base dividend of $0.50 per share quarterly was unchanged, with 50% of free cash flow after the base dividend to be allocated to share buybacks and/or variable dividends, and the remaining 50% to be allocated to the balance sheet.
Based on average quarterly free cash flow over the prior 12 months, the Company's third quarter variable return of capital was determined to be $104 million. During the third quarter, Civitas repurchased approximately 1.3 million of its outstanding shares for $78 million, with the remaining $26 million (0.5 million shares) repurchased in October in place of paying a third quarter variable dividend. From the beginning of 2023 through the Company's third quarter return of capital, Civitas has repurchased $616 million of its shares and paid over $1.1 billion in dividends, totaling a combined return to shareholders of approximately 32% of the Company's current market capitalization.
In addition, Civitas paid $37.5 million toward its remaining deferred Vencer acquisition payment during the third quarter and reduced borrowings on its revolving credit facility by $50 million.
Fourth Quarter Outlook Highlights Oil Volume and Free Cash Flow Increase
Fourth quarter 2024 sales volumes are expected between 347 and 353 MBoe/d, and oil volumes are anticipated in a range of 162 to 166 MBbl/d, reflecting an increase in the DJ Basin and a decline in the Permian Basin. The DJ Basin increase is anticipated to benefit from Watkins production uplifts, and the Permian Basin decline reflects few new wells commencing production in the final quarter of the year.
Capital expenditures in the fourth quarter are anticipated to be $245 to $295 million, as the Company anticipates running 4 drilling rigs (3 Permian, 1 DJ) and 1.5 completion crews (1 Permian, 0.5 DJ) on average during the period. The Company's free cash flow generated in the fourth quarter is anticipated to be its highest quarter for the year, which will further benefit shareholder returns and debt reduction.
Civitas has provided specific fourth quarter 2024 guidance in its supplemental earnings materials which can be located on the Company’s website.

Civitas Resources, Inc.	4

Webcast / Conference Call Information
The Company plans to host a webcast and conference call at 7 a.m. MT (9 a.m. ET) on Friday, November 8, 2024. The webcast will be available on the Investor Relations section of the Company’s website at www.civitasresources.com. The dial-in number for the call is 888-510-2535, with passcode 4872770.
About Civitas Resources, Inc.
Civitas Resources, Inc. is an independent exploration and production company focused on the acquisition, development and production of crude oil and liquids-rich natural gas from its premier assets in the DJ Basin in Colorado and the Permian Basin in Texas and New Mexico. Civitas’ proven business model to maximize shareholder returns is focused on four key strategic pillars: generating significant free cash flow, maintaining a premier balance sheet, returning capital to shareholders, and demonstrating ESG leadership. For more information about Civitas, please visit www.civitasresources.com.
Cautionary Statement Regarding Forward-Looking Information
Certain statements in this press release concerning future opportunities for Civitas, future financial performance and condition, guidance, and any other statements regarding Civitas’ future expectations, beliefs, plans, objectives, financial conditions, returns to shareholders, assumptions, or future events or performance that are not historical facts are “forward-looking” statements based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely,” “plan,” “positioned,” “strategy,” and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. Specific forward-looking statements included in this press release include statements regarding the Company’s plans and expectations with respect to the future production, capital expenditures, dividend payments, and share repurchases, and the effects of such on the Company’s results of operations, financial position, growth opportunities, reserve estimates and competitive position. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and the Private Securities Litigation Reform Act of 1995.
These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, Civitas’ future financial condition, results of operations, strategy and plans; the ability of Civitas to realize anticipated synergies related to Civitas' recent acquisitions in the timeframe expected or at all; changes in capital markets and the ability of Civitas to finance operations in the manner expected; the effects of commodity prices; the risks of oil and gas activities; and the fact that operating costs and business disruption may be greater than expected. Additionally, risks and uncertainties that could cause actual results to differ materially from those anticipated also include: declines or volatility in the prices we receive for our oil, natural gas, and natural gas liquids; general economic conditions, whether internationally, nationally, or in the regional and local market areas in which we do business, including any future economic downturn, the impact of continued or further inflation, disruption in the financial markets, and the availability of credit on acceptable terms; the Company’s ability to identify and select possible additional acquisition and disposition opportunities; the effects of disruption of our operations or excess supply of oil and natural gas due to world health events, and the actions by certain oil and natural gas producing countries; the ability of our customers to meet their obligations to us; our access to capital on acceptable terms; our ability to generate sufficient cash flow from operations, borrowings, or other sources to enable us to fully develop our undeveloped acreage positions; our ability to continue to pay dividends at their current level or at all; the presence or recoverability of estimated oil and natural gas reserves and the actual future sales volume rates and associated costs; uncertainties associated with estimates of proved crude oil and natural gas reserves; the possibility that the industry may be subject to future local, state, and federal regulatory or legislative actions (including additional taxes and changes in environmental, health and safety regulation and regulations addressing climate change); environmental, health and safety risks; seasonal weather conditions, as well as severe weather and other natural events caused by climate change; lease stipulations; drilling and operating risks, including the risks associated with the employment of horizontal drilling and completion techniques; our ability to acquire adequate supplies of water for drilling and completion operations; the availability of oilfield equipment, services, and personnel; exploration and development risks; operational interruption of centralized oil and natural gas processing facilities; competition in the oil and natural gas industry; management’s ability to execute our plans to meet our goals; unforeseen difficulties encountered in operating in new geographic areas; our ability to attract and retain key members of our senior management and key technical employees; our ability to maintain effective internal controls; access to adequate gathering systems and pipeline take-away capacity; our ability to secure adequate processing capacity for natural gas

Civitas Resources, Inc.	5

we produce, to secure adequate transportation for oil, natural gas, and natural gas liquids we produce, and to sell the oil, natural gas, and natural gas liquids at market prices; costs and other risks associated with perfecting title for mineral rights in some of our properties; potential impacts following the result of the presidential election in the United States, including volatility in the political, legal, and regulatory environments; political conditions in or affecting other producing countries, including conflicts or hostilities in or relating to the Middle East (including the current events related to the Israel-Palestine conflict), South America and Russia (including the current events involving Russia and Ukraine), and other sustained military campaigns or acts of terrorism or sabotage and the effects therefrom; the effects of any pandemic or other global health epidemic; other economic, competitive, governmental, legislative, regulatory, geopolitical, and technological factors that may negatively impact our businesses, operations, or pricing; and disruptions to our business due to acquisitions and other significant transactions. Expectations regarding business outlook, including changes in revenue, pricing, capital expenditures, cash flow generation, strategies for our operations, oil and natural gas market conditions, legal, economic, and regulatory conditions, and environmental matters are only forecasts regarding these matters.
Additional information concerning other factors that could cause results to differ materially from those described above can be found under Item 1A. “Risk Factors” and “Management’s Discussion and Analysis” sections in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, subsequently filed Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings made with the Securities and Exchange Commission.
All forward-looking statements speak only as of the date they are made and are based on information available at the time they were made. The Company assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
Disclaimer
Civitas’ share repurchase program permits the Company to make repurchases on a discretionary basis as determined by management and the Board, subject to market conditions, applicable legal requirements, available liquidity, compliance with the Company's debt agreements, and other appropriate factors. Repurchases under the share repurchase program are to be made through open market or privately negotiated transactions and may be made pursuant to plans entered into in accordance with Rule 10b5-1 and/or Rule 10b-18 of the Exchange Act. The share repurchase program does not have a termination date, does not obligate Civitas to acquire any particular amount of common stock, and may be modified, extended, suspended, or discontinued at any time without prior notice. No assurance can be given that any particular amount of common stock will be repurchased.
For further information, please contact:
Investor Relations:
Brad Whitmarsh, 832.736.8909, bwhitmarsh@civiresources.com
Mae Herrington, 832.913.5444, mherrington@civiresources.com

Media:
Rich Coolidge, info@civiresources.com

Civitas Resources, Inc.	6

Schedule 1: Condensed Consolidated Statements of Operations
(in thousands, except for per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating net revenues:
Crude oil, natural gas, and NGL sales	$1,271,375	$1,034,410	$3,910,663	$2,348,090
Other operating income	670	1,506	3,279	4,374
Total operating net revenues	1,272,045	1,035,916	3,913,942	2,352,464
Operating expenses:
Lease operating expense	146,761	94,660	404,832	191,728
Midstream operating expense	11,225	11,661	36,725	35,041
Gathering, transportation, and processing	96,414	77,540	279,784	209,765
Severance and ad valorem taxes	87,262	83,437	291,081	188,242
Exploration	861	429	13,735	1,546
Depreciation, depletion, and amortization	523,929	320,469	1,511,859	754,558
Transaction costs	140	28,450	30,737	60,077
General and administrative expense	56,729	36,154	173,742	106,553
Other operating expense	2,114	3,918	11,138	5,255
Total operating expenses	925,435	656,718	2,753,633	1,552,765
Other income (expense):
Derivative gain (loss), net	151,029	(150,661)	48,927	(120,574)
Interest expense	(117,760)	(76,467)	(342,443)	(92,669)
Loss on property transactions, net	—	—	(1,430)	(254)
Other income	9,233	17,288	17,571	34,356
Total other income (expense)	42,502	(209,840)	(277,375)	(179,141)
Income from operations before income taxes	389,112	169,358	882,934	620,558
Income tax expense	(93,309)	(29,686)	(195,321)	(139,138)
Net income	$295,803	$139,672	$687,613	$481,420

Earnings per common share:
Basic	$3.02	$1.57	$6.91	$5.75
Diluted	$3.01	$1.56	$6.88	$5.70
Weighted-average common shares outstanding:
Basic	97,905	88,911	99,540	83,700
Diluted	98,224	89,631	99,951	84,468

Civitas Resources, Inc.	7

Schedule 2: Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cash flows from operating activities:
Net income	$295,803	$139,672	$687,613	$481,420
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	523,929	320,469	1,511,859	754,558
Stock-based compensation	12,661	8,302	36,122	25,577
Derivative (gain) loss, net	(151,029)	150,661	(48,927)	120,574
Derivative cash settlement gain (loss), net	18,195	(33,022)	(5,712)	(44,907)
Amortization of deferred financing costs and deferred acquisition consideration	13,538	3,401	38,927	5,706
Loss on property transactions, net	—	—	1,430	254
Deferred income tax expense	94,706	48,997	187,395	138,972
Other, net	(1,035)	(701)	(3,000)	(409)
Changes in operating assets and liabilities, net	28,270	(118,237)	(398,549)	(86,173)
Net cash provided by operating activities	835,038	519,542	2,007,158	1,395,572
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(37,500)	(3,650,491)	(905,096)	(3,650,491)
Acquisitions of crude oil and natural gas properties	(10,360)	(9,728)	(24,344)	(60,975)
Deposits for acquisitions	—	352,500	—	—
Capital expenditures for drilling and completion activities and other fixed assets	(541,410)	(263,170)	(1,632,107)	(782,119)
Proceeds from property transactions	(8,399)	—	163,280	5,764
Purchases of carbon credits and renewable energy credits	(2,032)	(213)	(3,918)	(5,864)
Other, net	2,000	(2,557)	2,000	(3,178)
Net cash used in investing activities	(597,701)	(3,573,659)	(2,400,185)	(4,496,863)
Cash flows from financing activities:
Proceeds from credit facility	350,000	1,120,000	1,650,000	1,120,000
Payments to credit facility	(400,000)	(470,000)	(1,600,000)	(470,000)
Proceeds from issuance of senior notes	—	—	—	2,666,250
Payment of deferred financing costs and other	(1,352)	(38,694)	(6,509)	(42,909)
Dividends paid	(148,856)	(163,507)	(446,213)	(511,031)
Common stock repurchased and retired	(77,989)	(93)	(269,861)	(320,398)
Proceeds from exercise of stock options	4	14	10	458
Payment of employee tax withholdings in exchange for the return of common stock	(3,135)	(692)	(11,641)	(13,302)
Principal payments on finance lease obligations	(922)	(483)	(2,499)	(483)
Net cash provided by (used in) financing activities	(282,250)	446,545	(686,713)	2,428,585
Net change in cash, cash equivalents, and restricted cash	(44,913)	(2,607,572)	(1,079,740)	(672,706)
Cash, cash equivalents, and restricted cash:
Beginning of period(1)	91,988	2,703,000	1,126,815	768,134
End of period(2)	$47,075	$95,428	$47,075	$95,428

(1) The beginning of period balance includes $0.1 million of restricted cash consisting of funds for road maintenance and repairs that is presented in other noncurrent assets within our balance sheets for all periods presented. In addition, the beginning of the period balance for the nine months ended September 30, 2024 includes $1.9 million of interest earned on cash held in escrow that is presented in deposits for acquisitions within our balance sheets for the period ended December 31, 2023.

(2) With the exception of the end of the period balance for the three months ended September 30, 2024, the balance end of period presented includes $0.1 million of restricted cash consisting of funds for road maintenance and repairs that is presented in other noncurrent assets within the balance sheets for all periods presented. During the third quarter of 2024, the $0.1 million of restricted cash consisting of funds for road maintenance and repairs was returned to the Company.

Civitas Resources, Inc.	8

Schedule 3: Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$47,075	$1,124,797
Accounts receivable, net:
Crude oil and natural gas sales	549,074	505,961
Joint interest and other	201,202	247,228
Derivative assets	94,312	35,192
Deposits for acquisitions	—	163,164
Prepaid expenses and other	67,955	68,070
Total current assets	959,618	2,144,412
Property and equipment (successful efforts method):
Proved properties	16,310,966	12,738,568
Less: accumulated depreciation, depletion, and amortization	(3,751,613)	(2,339,541)
Total proved properties, net	12,559,353	10,399,027
Unproved properties	782,027	821,939
Wells in progress	514,590	536,858
Other property and equipment, net of accumulated depreciation of $11,522 in 2024 and $9,808 in 2023	55,297	62,392
Total property and equipment, net	13,911,267	11,820,216
Derivative assets	4,492	8,233
Other noncurrent assets	132,416	124,458
Total assets	$15,007,793	$14,097,319
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$586,329	$565,708
Production taxes payable	320,523	421,045
Crude oil and natural gas revenue distribution payable	635,512	766,123
Derivative liability	14,168	18,096
Deferred acquisition consideration	469,183	—
Other liabilities	88,394	80,915
Total current liabilities	2,114,109	1,851,887
Long-term liabilities:
Debt, net	4,841,523	4,785,732
Ad valorem taxes	203,471	307,924
Derivative liability	10,890	—
Deferred income tax liabilities, net	752,175	564,781
Asset retirement obligations	310,417	305,716
Other long-term liabilities	106,731	99,958
Total liabilities	8,339,316	7,915,998
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 97,091,021 and 93,774,901 issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	5,037	5,004
Additional paid-in capital	5,255,278	4,964,450
Retained earnings	1,408,162	1,211,867
Total stockholders’ equity	6,668,477	6,181,321
Total liabilities and stockholders’ equity	$15,007,793	$14,097,319

Civitas Resources, Inc.	9

Schedule 4: Adjusted Net Income
(in thousands, except per share amounts, unaudited)
Adjusted Net Income is a supplemental non-GAAP financial measure that is used by management to present a more comparable, recurring profitability between periods. We believe that Adjusted Net Income provides external users of our consolidated financial statements with additional information to assist in their analysis of the Company. The Company defines Adjusted Net Income as net income after adjusting for (1) the impact of certain non-cash items and one-time transactions and correspondingly (2) the related tax effect in each period. Adjusted Net Income is not a measure of net income as determined by GAAP and should not be considered in isolation or as a substitute for net income, net cash provided by operating activities, or other profitability or liquidity measures prepared under GAAP.
The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted Net Income.

	Three Months Ended		Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2024	September 30, 2023
Net income	$295,803	$215,989	$687,613	$481,420
Adjustments to net income:
Unused commitments(1)	1,117	608	498	3,946
Transaction costs	140	7,877	30,737	60,077
Loss on property transactions, net	—	—	1,430	254
Derivative (gain) loss, net	(151,029)	(7,578)	(48,927)	120,574
Derivative cash settlement gain (loss)	18,195	(12,752)	(5,712)	(44,907)
Total adjustments to net income before taxes	(131,577)	(11,845)	(21,974)	139,944
Tax effect of adjustments	31,578	2,807	4,856	(31,347)
Total adjustments to net income after taxes	(99,999)	(9,038)	(17,118)	108,597

Adjusted Net Income	$195,804	$206,951	$670,495	$590,017

Adjusted Net Income per diluted share	$1.99	$2.06	$6.71	$6.99

Diluted weighted-average common shares outstanding	98,224	100,245	99,951	84,468

(1) Included as a portion of other operating expense in the accompanying statements of operations.

Civitas Resources, Inc.	10

Schedule 5: Adjusted EBITDAX
(in thousands, unaudited)
Adjusted EBITDAX is a supplemental non-GAAP financial measure that represents earnings before interest, income taxes, depreciation, depletion, and amortization, exploration expense, and other non-cash and non-recurring charges. Adjusted EBITDAX excludes certain items that we believe affect the comparability of operating results and can exclude items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. We present Adjusted EBITDAX because we believe it provides useful additional information to investors and analysts, as a performance measure, for analysis of our ability to internally generate funds for exploration, development, acquisitions, and to service debt. We are also subject to financial covenants under our revolving credit facility based on Adjusted EBITDAX ratios. In addition, Adjusted EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the crude oil and natural gas exploration and production industry. Adjusted EBITDAX should not be considered in isolation or as a substitute for net income, net cash provided by operating activities, or other profitability or liquidity measures prepared under GAAP. Because Adjusted EBITDAX excludes some, but not all items that affect net income and may vary among companies, the Adjusted EBITDAX amounts presented may not be comparable to similar metrics of other companies.
The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted EBITDAX:

	Three Months Ended		Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2024	September 30, 2023
Net Income	$295,803	$215,989	$687,613	$481,420
Total adjustments to net income before taxes (from schedule 4)	(131,577)	(11,845)	(21,974)	139,944
Exploration	861	1,340	13,735	1,546
Depreciation, depletion, and amortization	523,929	521,090	1,511,859	754,558
Stock-based compensation(1)	12,661	12,262	36,122	25,577
Interest expense	117,760	114,897	342,443	92,669
Interest income(2)	(2,650)	(2,650)	(8,724)	(28,172)
Income tax expense	93,309	66,993	195,321	139,138
Adjusted EBITDAX	$910,096	$918,076	$2,756,395	$1,606,680

(1) Included as a portion of general and administrative expense in the condensed consolidated statements of operations.
(2) Included as a portion of other income in the condensed consolidated statements of operations.

Civitas Resources, Inc.	11

Schedule 6: Adjusted Free Cash Flow
(in thousands, unaudited)
Adjusted Free Cash Flow is a supplemental non-GAAP financial measure that is calculated as net cash provided by operating activities before changes in operating assets and liabilities and less exploration and development of crude oil and natural gas properties, changes in working capital related to capital expenditures, and purchases of carbon credits. We believe that Adjusted Free Cash Flow provides additional information that may be useful to investors and analysts in evaluating our ability to generate cash from our existing crude oil and natural gas assets to fund future exploration and development activities and to return cash to stockholders. Adjusted Free Cash Flow is a supplemental measure of liquidity and should not be viewed as a substitute for cash flows from operations because it excludes certain required cash expenditures.
The following table presents a reconciliation of the GAAP financial measure of net cash provided by operating activities to the non-GAAP financial measure of Adjusted Free Cash Flow:

	Three Months Ended		Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2024	September 30, 2023
Net cash provided by operating activities	$835,038	$359,568	$2,007,158	$1,395,572
Add back: Changes in operating assets and liabilities, net	(28,270)	444,252	398,549	86,173
Cash flow from operations before changes in operating assets and liabilities	806,768	803,820	2,405,707	1,481,745
Less: Cash paid for capital expenditures for drilling and completion activities and other fixed assets	(541,410)	(519,120)	(1,632,107)	(782,119)
Less: Changes in working capital related to capital expenditures	103,021	(47,389)	(22,323)	(112,454)
Capital expenditures	(438,389)	(566,509)	(1,654,430)	(894,573)
Less: Purchases of carbon credits and renewable energy credits	(2,032)	(1,886)	(3,918)	(5,864)
Adjusted Free Cash Flow	$366,347	$235,425	$747,359	$581,308

Civitas Resources, Inc.	12

Schedule 7: Cash General and Administrative
(in thousands, unaudited)
Cash general and administrative is a supplemental non-GAAP measure that is calculated as general and administrative expense less stock-based compensation, that we believe affects the comparability of operating results as it is non-cash. Cash general and administrative is a non-GAAP measure that we include in our total cash operating expense per BOE. We believe it provides useful additional information to investors and analysts, as a performance measure, for analysis of our operations.
The following table presents a reconciliation of the GAAP financial measure of general and administrative expense to the non-GAAP financial measure of cash general and administrative:

	Three Months Ended		Nine Months Ended
	September 30, 2024	June 30, 2024	September 30, 2024	September 30, 2023
General and administrative expense	$56,729	$59,135	$173,742	$106,553
Less: Stock-based compensation	(12,661)	(12,262)	(36,122)	(25,577)
Cash general and administrative expense	$44,068	$46,873	$137,620	$80,976

Civitas Resources, Inc.	13